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                               Exhibit No. 24.2
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                [LETTERHEAD OF KPMG PEAT MARWICK APPEARS HERE]




                         Independent Auditors' Consent
                         -----------------------------


The Board of Directors
Northwest Savings Bank:


We consent to the inclusion in this Registration Statement on Form S-4 of Northwest Bancorp, Inc. of our report dated August 26, 1996, with respect to the consolidated financial statements of Northwest Savings Bank and subsidiaries as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, and to the reference to our firm under the heading "Experts" in the prospectus/information statement.

Our report refers to a change in the method of accounting for income taxes and accounting for certain investments in debt and equity securities as of July 1, 1993, and July 1, 1994, respectively.


/s/ KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania
July 17, 1997